Exhibit 99.1

Unaudited Selected Preliminary Financial and Operating Information of Forestar Group Inc. included in the D.R. Horton, Inc. (“DHI”) Form 10-Q for the quarter ended December 31, 2017.

Segment Information tables as presented in

DHI’s 10-Q filed February 8, 2018

page 11 of DHI Form 10-Q

December 31, 2017
Assets
Cash and cash equivalents	$321.8
Restricted cash	40.0
Inventories:
Residential land and lots — developed and under development	131.8
Land held for sale	183.2

315.0
Investment in unconsolidated entities	65.1
Deferred income taxes	2.5
Property and equipment, net	2.0
Other assets	18.4

$764.8

Liabilities
Accounts payable	$2.4
Accrued expenses and other liabilities	45.5
Notes payable	108.4

$156.3

page 13 of DHI Form 10-Q

For the Period from October 5, 2017 to December 31, 2017
Revenues	$30.8
Cost of sales	19.3
Selling, general and administrative expense	13.6
Equity in earnings of unconsolidated entities	(7.6)
Interest expense	2.1
Other (income) expense	(0.6)

Income before income taxes	$4.0

Summary Cash Flow Information:
Depreciation and amortization	$1.2

Cash used in operating activities	$(36.2)

page 32 of DHI Form 10-Q

NOTE O – SUBSEQUENT EVENT

On February 8, 2018, the Forestar land development segment sold a portion of its legacy assets, owned both directly and indirectly through ventures, for $232 million. The carrying value of these assets was included in land held for sale and investment in unconsolidated entities in the consolidated balance sheet as of December 31, 2017. The transaction will not have a material impact on the Company’s fiscal 2018 earnings.

page 42 of DHI Form 10-Q

KEY RESULTS

Forestar:

•	Forestar’s revenues were $30.8 million.

•	Forestar’s pre-tax income was $4.0 million.

•	Owned lots totaled 10,000, including 3,100 lots controlled by D.R. Horton through option contracts or right of first refusal.

page 53 of DHI Form 10-Q

RESULTS OF OPERATIONS – FORESTAR

On October 5, 2017, we acquired 75% of the outstanding shares of Forestar for $558.3 million in cash, pursuant to the terms of the June 2017 merger agreement. Forestar was and continues to be a publicly-traded residential and real estate development company with operations currently in 16 markets and 11 states. In connection with the acquisition, Forestar incurred $10.8 million of transaction-related expenses on the acquisition date. Accruals for these costs were included in our purchase accounting adjustments. Forestar’s segment results are presented on their historical cost basis, consistent with the manner in which management evaluates segment performance. (See Note B for additional Forestar segment information and purchase accounting adjustments.)

Results of operations for the Forestar segment from the date of acquisition through December 31, 2017 were as follows (in millions):

Residential land and lot sales	$23.7
Commercial lot sales	7.1

Total revenues	$30.8
Cost of sales	19.3
Selling, general and administrative expenses	13.6
Equity in earnings of unconsolidated entities	(7.6)
Interest expense	2.1
Other (income) expense	(0.6)

Income before income taxes	$4.0

Residential land and lot sales primarily consist of the sale of single-family lots to local, regional and national homebuilders. During the period ended December 31, 2017, Forestar sold 255 single-family lots from its owned projects and consolidated ventures at an average sales price of $82,600.

Equity in earnings of unconsolidated entities primarily relates to the sale of a multi-family joint venture project in Nashville, Tennessee. In our consolidated financial statements, the investment in the multi-family joint venture project was recorded at fair value at the date of acquisition, and D.R. Horton’s equity in earnings of unconsolidated entities was reduced by $5.3 million to $2.3 million.

Selling, general and administrative expenses include $6.3 million of severance and change of control charges for Forestar’s executive officers that were triggered shortly after the acquisition date. The severance and change of control amount of $2.6 million was payable to Forestar’s former Chief Executive Officer upon his resignation from Forestar on December 28, 2017. The remaining severance and change of control amounts are payable upon termination or resignation of each of the executives.

At December 31, 2017, Forestar owned directly or controlled through consolidated ventures approximately 10,000 residential lots, approximately 900 of which are fully developed. Approximately 3,100 of these lots are under contract to sell to D.R. Horton or subject to a right of first refusal under the master supply agreement with D.R. Horton. Approximately 1,600 of these lots are under contract to sell to other builders.

As of December 31, 2017, Forestar’s land and lot position included $183.2 million of land held for sale that it expects to sell in the next twelve months. On February 8, 2018, Forestar sold these assets. See Note O.